                                                                    EXHIBIT 99.1

                              TC PIPELINES GP, INC.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of TC PipeLines GP, Inc., General Partner of TC PipeLines, LP:

We have audited the accompanying consolidated balance sheets of TC PipeLines GP, Inc, (a Delaware corporation) as of December 31, 2002 and 2001. These consolidated balance sheets are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated balance sheets based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheets referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.




/s/ KPMG LLP
-------------------------
Chartered Accountants
Calgary, Canada
March 7,  2003

                              TC PIPELINES GP, INC.

                           CONSOLIDATED BALANCE SHEET

DECEMBER 31 (MILLIONS OF DOLLARS)                                       2002             2001
-----------------------------------------------------------------------------------------------
ASSETS
Current Assets
   Cash                                                                 20.5             17.5
   Current tax recoverable                                               0.5              0.3
                                                             ----------------------------------
                                                                        21.0             17.8
                                                             ----------------------------------

Investment in Northern Border Pipeline                                 242.9            250.1
Investment in Tuscarora                                                 36.7             29.3
Deferred Amounts                                                         -                0.1
                                                             ----------------------------------
                                                                       300.6            297.3
                                                             ----------------------------------
                                                             ----------------------------------

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
   Accounts payable                                                      0.5              0.4
   Accrued interest                                                      -                0.1
   Due to affiliates                                                     0.2              0.4
                                                             ----------------------------------
                                                                         0.7              0.9
                                                             ----------------------------------

Long-Term Debt                                                          11.5             21.5
Deferred Income Tax                                                     15.7             12.1
Minority Interest                                                      227.2            221.4

Stockholder's Equity
   Common stock ($0.01 par value; 1,000 shares authorized;
      100 shares issued)                                                 -                -
   Additional paid-in capital                                           43.2             43.2
   Due from affiliate                                                    -              (13.7)
   Retained earnings                                                     1.9             11.4
   Other comprehensive income                                            0.4              0.5
                                                             ----------------------------------
                                                                        45.5             41.4
                                                             ----------------------------------
                                                                       300.6            297.3
                                                             ----------------------------------
                                                             ----------------------------------

The accompanying notes are an integral part of this consolidated balance sheet.

                              TC PIPELINES GP, INC.

NOTES TO CONSOLIDATED BALANCE SHEET

NOTE 1      ORGANIZATION

TC PipeLines GP, Inc. (the GP), a Delaware corporation, was formed by TransCanada PipeLines Limited in December 1998 to become the general partner of TC PipeLines, LP (the LP), a Delaware limited partnership. The GP and the
LP are collectively referred to herein as the Company. The GP is an indirect wholly owned subsidiary of TransCanada PipeLines Limited, which is a subsidiary of TransCanada Corporation (TransCanada).

The GP holds a 2% general partner interest in the LP and also owns 1,872,871 subordinated units and 936,435 common units, representing an effective 15.7% limited partner interest in the LP. By virtue of the GP's performance of all management and operating functions required for the LP pursuant to the Agreement of Limited Partnership of TC PipeLines, LP (Partnership Agreement), the GP has control of the operating and financial policies of the LP.

The LP is a publicly traded partnership. Common units of the LP are listed on the Nasdaq Stock Market and are quoted for trading under the symbol "TCLP". The LP owns a 30% general partner interest in Northern Border Pipeline Company (Northern Border Pipeline) and a 49% interest in Tuscarora Gas Transmission Company (Tuscarora). Northern Border Pipeline owns a 1,249-mile United States interstate pipeline system that transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. Tuscarora owns a 240-mile United States interstate pipeline system that transports natural gas from Oregon, where it interconnects with facilities of PG&E National Energy Group, Gas Transmission Northwest, to northern Nevada.

NOTE 2    SIGNIFICANT ACCOUNTING POLICIES

a)   BASIS OF PRESENTATION AND USE OF ESTIMATES

     The accompanying consolidated balance sheets and related notes present the consolidated financial position of the Company as of December 31, 2002 and 2001. The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Although management believes these estimates are reasonable, actual results could differ from these estimates. Amounts are stated in United States dollars.

b)   PRINCIPLES OF CONSOLIDATION

     The consolidated balance sheets include the accounts of the GP and the LP. The GP controls the operations of the LP through its 2% general partner interest. All significant intercompany transactions and accounts have been eliminated on consolidation.

     The Company uses the equity method of accounting for its investments in Northern Border Pipeline and Tuscarora, over which it is able to exercise significant influence. Other comprehensive income recorded by the Company arises through its equity investments in Northern Border Pipeline and Tuscarora and relates to cash flow hedges transacted by Northern Border Pipeline and Tuscarora.

c)   CASH AND CASH EQUIVALENTS

     Cash equivalents consist of highly liquid investments with original maturities of three months or less. The carrying amount of cash and cash equivalents approximates fair value because of the short maturity of these investments.

d)   INCOME TAXES

     The Company follows the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (SFAS 109). Under SFAS 109, deferred income taxes are recorded based upon differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets are received and liabilities settled.

                              TC PIPELINES GP, INC.

NOTE 3    INVESTMENT IN NORTHERN BORDER PIPELINE COMPANY

The Company owns a 30% general partner interest in Northern Border Pipeline. The remaining 70% partnership interest in Northern Border Pipeline is held by Northern Border Partners, L.P., a publicly traded limited partnership. The Northern Border pipeline system is operated by Northern Plains Natural Gas Company, a wholly owned subsidiary of Enron Corp. Northern Border Pipeline is regulated by the Federal Energy Regulatory Commission (FERC).

Undistributed earnings of Northern Border Pipeline amounted to $1.3 million and $8.4 million for the years ended December 31, 2002 and 2001, respectively. The following sets out summarized balance sheet information for Northern Border Pipeline as at December 31, 2002 and 2001.

December 31 (MILLIONS OF DOLLARS)                                      2002           2001
-------------------------------------------------------------------------------------------
NORTHERN BORDER PIPELINE BALANCE SHEET
Assets
Cash and cash equivalents                                              25.4           11.0
Other current assets                                                   40.8           36.3
Plant, property and equipment, net                                  1,636.0        1,685.7
Other assets                                                           37.8           18.9
                                                              -----------------------------
                                                                    1,740.0        1,751.9
                                                              -----------------------------
                                                              -----------------------------
Liabilities and Partners' Equity
Current liabilities                                                   130.9          399.0
Reserves and deferred credits                                          15.4            5.6
Long-term debt                                                        783.9          513.7
Partners' equity
   Partners' capital                                                  803.0          824.4
   Accumulated other comprehensive income                               6.8            9.2
                                                              -----------------------------
                                                                    1,740.0        1,751.9
                                                              -----------------------------
                                                              -----------------------------

NOTE 4    INVESTMENT IN TUSCARORA GAS TRANSMISSION COMPANY

The Company owns a 49% general partner interest in Tuscarora. The remaining 50% and 1% interests in Tuscarora are indirectly held by Sierra Pacific Resources Company and TransCanada, respectively. The Tuscarora pipeline system is operated by Tuscarora Gas Operating Company, a wholly owned subsidiary of Sierra Pacific Resources. Tuscarora is regulated by the FERC.

Undistributed earnings of Tuscarora amounted to $0.8 million and $0.9 million for the years ended December 31, 2002 and 2001, respectively. The following sets out summarized balance sheet information for Tuscarora as at December 31, 2002 and 2001.

                              TC PIPELINES GP, INC.

December 31 (MILLIONS OF DOLLARS)                                 2002           2001
----------------------------------------------------------------------------------------
TUSCARORA BALANCE SHEET
Assets
Cash and cash equivalents                                          0.6            1.1
Other current assets                                               4.3            2.1
Plant, property and equipment, net                               148.4          121.3
Other assets                                                       1.2            1.6
                                                              --------------------------
                                                                 154.5          126.1
                                                              --------------------------
                                                              --------------------------

Liabilities and Partners' Equity
Current liabilities                                                14.6           7.7
Long-term debt                                                     85.3          80.0
Partners' equity
  Partners' capital                                                54.2          37.9
   Accumulated other comprehensive income                           0.4           0.5
                                                              --------------------------
                                                                  154.5         126.1
                                                              --------------------------
                                                              --------------------------

NOTE 5    INCOME TAXES

Future income tax liabilities of $15.7 million for 2002 ($12.1 million for 2001) arise from the Company's investments having higher book basis than tax basis.

NOTE 6    CREDIT FACILITIES AND LONG-TERM DEBT

On September 30, 2002, the Company renewed its credit facility (Revolving Credit Facility) with Bank One, NA, as administrative agent of the credit facility under which the Company may borrow up to an aggregate principal amount of $20.0 million. Loans under the Revolving Credit Facility bear interest at a floating rate. The Revolving Credit Facility matures on July 31, 2004. Amounts borrowed may be repaid in part or in full prior to that time without penalty. The Revolving Credit Facility may be used to finance capital expenditures and for other general purposes. At December 31, 2002 and 2001, the Company had borrowings outstanding under the Revolving Credit Facility of $11.5 million and $21.5 million, respectively. The fair value of the Revolving Credit Facility approximates its carrying value because the interest rate is a floating rate. The interest rate on the Revolving Credit Facility at December 31, 2002 and 2001 was 2.7% and 3.0%, respectively.

On May 28, 2003, the Company renewed its $40.0 million unsecured two-year revolving credit facility (TransCanada Credit Facility), with TransCanada PipeLine USA Ltd., an affiliate of the Company. The TransCanada Credit Facility bears interest at London Interbank Offered Rate plus 1.25%. The purpose of the TransCanada Credit Facility is to provide borrowings to fund capital expenditures, to fund capital contributions to Northern Border Pipeline, Tuscarora and any other entity in which the Company directly or indirectly acquires an interest, to fund working capital and for other

                              TC PIPELINES GP, INC.

NOTES TO CONSOLIDATED BALANCE SHEET (CONCLUDED)

general business purposes, including temporary funding of cash distributions to partners of the LP, if necessary. At December 31, 2002 and 2001, the Company had no amount outstanding under the TransCanada Credit Facility.

NOTE 7    STOCKHOLDER'S EQUITY

A wholly owned subsidiary of TransCanada holds 100 common shares representing 100% of the issued common stock of the Company. As required by Securities and Exchange Commission Regulation S-B, Rule 310(f), amounts due from an affiliate of the general partner have been deducted from stockholder's equity.

NOTE 8    RELATED PARTY TRANSACTIONS

The Company does not have any employees. The management and operating functions are provided by TransCanada. TransCanada does not receive a management fee or other compensation in connection with its management of the Company. The Company reimburses TransCanada for all costs of services provided, including the costs of employee, officer and director compensation and benefits, and all other expenses necessary or appropriate to the conduct of the business of, and allocable to, the Company. Total costs reimbursed to TransCanada were approximately $0.5 million for the years ended December 31, 2002 and 2001.

December 31 (MILLIONS OF DOLLARS)                                      2002           2001
--------------------------------------------------------------------------------------------
DUE TO AFFILIATES
TransCan Northern Ltd.                                                  0.2              -
TransCanada PipeLine USA Ltd.                                             -            0.4
                                                             -------------------------------
                                                                        0.2            0.4
                                                             -------------------------------
                                                             -------------------------------
DUE FROM AFFILIATE
TransCan Northern Ltd.                                                    -           13.7
                                                             -------------------------------
                                                             -------------------------------